Emergency Filtration Products to Re-Acquire Inventory,

Restate Financial Statements

FDA Progress Report

Las Vegas, Nevada…February 20, 2006…Emergency Filtration Products, Inc. (EFP) (OTCBB: EMFP) today announced that it will re-acquire a significant portion of the inventory sold to domestic and international distributors in 2006 due to delays associated with the resale of the products by distributors.   International product marking regulations and the company’s decision to apply for Federal and Drug Administration (FDA) approval of its NanoMask® products –  which dictated that the company suspend domestic sales pending approval of the application – were the major contributing factors to the resale delays and problems.  The re-acquisition of inventory that resulted in unpaid accounts receivable totals approximately $2,550,000. As a result, accounts receivable as of December 31, 2006 will be decreased by a corresponding amount.

The company also recently learned that one international distributor, to whom the company had recorded approximately $754,550 of product sales in the first quarter ended March 31, 2006, would not confirm that a purchase had ever been made. Since this transaction had been recorded as a sale in its financial statements for the first three quarters of 2006, the company has determined that its financial statements for those three quarters can no longer be relied on and must be restated.

Separately, EFP announced that it accepted the resignation of Douglas K. Beplate as an officer and director of the company.  Mr. Beplate will be available to the company on a consulting basis.

The company is continuing to make substantial progress in its efforts to secure authority from the Federal Food and Drug Administration (FDA) to market the company’s NanoMask product in the U.S. and to export it from the U.S.  Following receipt of the company’s initial premarket notification in 2006, FDA staff provided the company with a request for additional information relative to the safety and efficacy of the Nanomask.

At present, the company has submitted seven related testing protocols for advance review and comment by FDA staff.  To date, FDA staff has returned two of the protocols with favorable reviews.  Two more are expected to be returned this week, and the balance within two weeks.  Following FDA review of the protocols and adjustment if necessary, additional testing will be conducted.  The testing is expected to be completed within approximately six weeks, after which the company promptly will submit its response to the agency’s request for additional information.

“We will work diligently to resolve all of the outstanding issues related to 2006 sales transactions, inventory and financial statements,” said Philip Dascher.  “Concurrently, EFP is continuing to focus on obtaining FDA approval for its NanoMask products, a necessary prerequisite towards establishing these products in their market.”  Mr. Dascher went on to add, “Management will also complete the process of instituting the necessary systems and controls that will enable the company to succeed at becoming an important provider of filtration products to governmental, institutional and retail markets.”

About NanoMask ®

EFP's nanoparticle-enhanced environmental mask, the NanoMask relies on the company's core 2H Technology ™ filtration system, which utilizes a combination of hydrophobic and hydrophilic filters able to capture, isolate and or eradicate bacterial and viral microorganisms with efficiencies of 99.999%.

About Emergency Filtration Products, Inc.:

EFP is an air filtration products manufacturer whose patented 2H Technology(TM) filter system has produced filtration efficiencies of 'greater than 99.99%' at a particulate size of 0.027 microns. EFP's initial products were developed for the medical market: the Vapor Isolation Valve(TM) and RespAide® CPR Isolation Mask used for resuscitation of respiratory/cardiac arrest cases; and 2H Breathing Circuit Filter for ventilators, respirators and anesthesia circuitry. Each has received FDA approval. The Company also markets an Automated External Defibrillator Prep Kit featuring RespAide; and the NanoMask®, a nanotechnology enhanced environmental mask. In addition to filtration products, the company supplies Superstat®, a modified hemostatic collagen, to the U.S. Military for surgery and extreme wound care.

Safe Harbor Statement

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future results of the company could differ significantly from such forward-looking statements. Specifically, approval from the FDA, if attained, may not translate into significant sales of EFP's products. Sales may be dependent on the success of future marketing campaigns, and both the perceived need for EFP's products and the competitive performance of such products in the marketplace.

Investor Relations PAN Consultants Ltd. Philippe Niemetz, 800-477-7570 or 212-344-6464